Exhibit 2.1

CERTIFICATE OF INCORPORATION

OF

LYONS BANCORP, INC.

(Under Section 402 of the Business Corporation Law)

THE UNDERSIGNED, being of the age of eighteen years or over, under Section 402 of the New York Business Corporation Law, does hereby set forth:

(1) The name of the Corporation is

LYONS BANCORP, INC.

(2) The purposes for which it is formed are: to engage in any lawful act or activity for which corporations may be formed under the New York Business Corporation Law; provided, however, that this Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

(3) The office of the Corporation is to be located in the County of Wayne, State of New York.

(4) The aggregate number of shares which the Corporation shall have the authority to issue is nineteen thousand five hundred (19,500) shares, of the par value of ten dollars ($10) each.

(5) The name and address of the agent of service of process is:

Secretary of state, State of New York

162, Washington Street

Albany, New York 12231

Said agent of service of process is to be the agent of the Corporation upon whom process against it may be served.

The post office address, to which the secretary of state shall mail a copy of any process served upon him, acting as agent of service of process for Lyons Bancorp, Inc., is:

35 Williams Street

Lyons, New York 14489

(6) No holder of shares of the Corporation of any class as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the Corporation or any other securities of the Corporation, whether such shares of such class are now or hereafter authorized.

(7) The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation, or of the directors, or of all of the shareholders:

(i) The Board of Directors is expressly authorized to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the Corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital.

(ii) The Corporation, may in its bylaws confer powers upon its Board of Directors in addition to the powers and authorities conferred upon it expressly by the New York Business Corporation Law.

Any meeting of the shareholders or the Board of Directors may be held at any place within or without the State of New York in the manner provided for in the bylaws of the Corporation.

(iii) With the exception of Article (8) hereof, which may be amended only by the requisite shareholder vote specified therein, any amendments to the certificate of incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to tine by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

(8) Evaluation of Business Transaction.

In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a Business Transaction or a proposal by another Person or Persons to make a Business Transaction or a tender exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation, and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate, or are located, and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

Therefore, the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock shall be required for the approval or authorization of any Business Transactions with a Related Person, or any Business Transaction in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that the eighty percent (80%) voting requirement shall not be applicable if (i) the Continuing Directors, who at the time constitute at least a majority of the entire Board of Directors of the Corporation, have expressly resolved, by at least a two-thirds vote of such Continuing Directors, to recommend to the shareholders the Business Transaction, or (ii) all of; the following conditions are satisfied;

(A) The Business Transaction is a merger or consolidation and cash or fair market value of property, securities or other consideration to be received per share by all holders of the then outstanding Common Stock of the Corporation (other than such Related Person) in the Business Transaction is at least equal in value to such Related Persons Highest Purchase Price;

(B) After such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the Voting Stock of the Corporation and prior to the consummation of such Business Transaction, such Related person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the Voting Stock or (ii) as a result of a pro rata stock dividend or stock split; and

(c) Prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, (i) received the benefit (except proportionately as a shareholder) of any loan, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, or (ii) caused any material change in the corporation’s business or equity capital structure, including the issuance of shares of capital stock of the corporation to any third party.

Amendment of the Article (8)

Amendment or repeal of Article (8), in whole, or in part shall require the affirmative vote of not less than eighty percent (80%) of the Voting Stock of this Corporation.

For The Purposes of This Article

(i) The term “Business Transaction” shall mean (a) any merger or consolidation involving the corporation or a subsidiary of the corporation, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of the corporation or of a subsidiary of a corporation, (c) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of an entity, to the corporation or a subsidiary of the Corporation, (d) the issuance, sale, exchange, transfer or other disposition by the Corporation or a subsidiary of the Corporation of any securities, of the Corporation or any subsidiary of the Corporation, (e) any recapitalization or reclassification of the Corporation’s securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spin-off, split-up dissolution of the Corporation and (g) any agreement, contract or other arrangement providing for any or the transactions described in this definition of Business Transaction.

(ii) The term “Related Person” shall (a) mean and include any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and the Associates, is the Beneficial owner of not less than ten percent (10%) of the voting stock of the corporation (1) at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, (2) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation, or (3) as Of the record date for the determination of Shareholders entitled to notice of and to vote on, or consent to, the Business Transaction, and (b) shall mean and include any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding anything in the foregoing to the contrary, the term “Related Person” shall not include the Corporation, a wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

(iii) The term “Beneficial Owner” shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 1,1984; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement arrangement or understanding upon exercise of the rights, warrants or options, or otherwise, shall be beneficial owner of such Voting Stock.

(iv) The term “Highest Purchase Price” shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation within two years prior to the date such Related Person became the Beneficial Owner of not less than ten percent (10%) of the Voting Stock; and if such stock is not listed on any principal exchange, the highest closing bid quotation with respect to a share of stock during the 30 day period preceding the date in question -- or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

(v) The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article as one class; provided, however, that if the Corporation has shares of Voting Stock entitled to more or leas than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

(vi) The term “Continuing Director” shall mean a director who either was a member of the Board of Directors of the corporation prior to the time such Related Person became a Related Person or Who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation’s stockholder, was approved by a vote of at least three-quarters of the Continuing Directors then on the Board.

(9) The Corporation Shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have the power to indemnify, to the full extent permitted under, and subject to the limitations of, New York Business Corporation Laws.

The corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

(10) The corporation reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by the New York Business Laws, and all rights conferred upon shareholders herein are granted subject to this reservation.

/s/ Charles D. Niehaus
Charles D. Niehaus, Incorporator
3178 Republic Blvd. N., Suite 2
Toledo, Ohio 43615

State or Ohio	)

S.S. :

County of Lucas	)

On this 10th day of December, 1986, before me personally came, Charles D. Niehaus, to me known, and known to me to be the person described in and who executed the foregoing certificate of incorporation.

[ILLEGIBLE]
Notary Public

My commission expires 9/1/87

CRAIG D. BERNARD
NOTARY PUBLIC, STATE OF OHIO
MY COMMISSION EXPIRES SEPTEMBER 1, 1987

State of new york,

Banking Department

I, PETER M. PHILBIN, Deputy Superintendent of Banks of the State of New York, DO HEREBY APPROVE, pursuant to Section 301 (a)(5)(b) of the Business Corporation Law, as amended, the use of ‘a derivative of the word “bank” in the corporate title of Lyons Bancorp, Inc.

Witness, my hand and official seal of the Banking Department at the City of New York, this 30th day of March in the Year of out Lord one thousand nine hundred and eighty seven.

[ILLEGIBLE]
Deputy Superintendent of Banks.

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED APR 15 1987
AMT. OF CHECK		$207.50
FILING FEE		$100
TAX		$99.50
COUNTY FEE	$
COPY	$
CERT	$
REFUND	$
SPEC HANDLE		$10

BY:	[ILLEGIBLE]
[ILLEGIBLE]

Certificate of Incorporation

of

Lyons Bancorp, Inc.

(under section 402 of Business

Corporate Law)

Filer	Charles D. Niehaus, Esq. 3178 republic Blvd. N., Suite 2 Toledo, Ohio 43615